Exhibit 10.1

CoroWare, Inc.
601 108th Avenue NE
Suite 1900
Bellevue, WA  98004
Phone: (800) 641-2676
http://www.coroware.com

To Whom It May Concern,

This Series G Convertible Preferred Stock Recipient Agreement is made on             by and between              , whose address is, hereinafter referred to as the "Creditor ", and CoroWare, Inc. whose principal place of business is located at 600 Market Street, Suite 1900, Bellevue, WA  98004, hereinafter referred to as "Company".

WHEREAS, the Company acknowledges that it owes Creditor an outstanding debt (the “Outstanding Debt”) in the form of past due accounts payable, deferred salary and commissions, promissory notes that are currently in default, convertible debt that is currently in default, or any other outstanding debt that is documented in writing and mutually recognized as outstanding debt by the Company; and

WHEREAS, Creditor wishes to accept the Company’s Series G Convertible Preferred Stock (the “Preferred Shares”) in lieu of the Outstanding Debt.

NOW, THEREFORE, in exchange for good and valuable consideration the receipt of which is acknowledged the Creditor and the Company affirm the following:

Creditor has accepted the Preferred Shares in lieu of payment of Outstanding Debt due to her/him in the amount of $              ;

Creditor agrees the Preferred Shares shall be valued at $              ;

Creditor recognizes that the Company may not presently have sufficient authorized shares of common stock available to allow Creditor to exercise the conversion feature of the Preferred Shares, and, in such case, Creditor agrees not to exercise the conversion rights of Creditor’s Preferred Shares until such time as such additional common shares are authorized and available for exercise of the conversion rights of Creditor’s Preferred Shares without any penalty or consequence to the Company.

Creditor	Effective Date

Lloyd Spencer Interim Corporate Secretary CoroWare, Inc.	Effective Date

Series G Convertible Preferred Stock Recipient Agreement